EXHIBIT 99.1

Hudson Technologies Reports 2014 Fourth Quarter and Year End Results

pearl river, ny – March 4, 2015 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the quarter and year ended December 31, 2014.

Revenues for the three months ended December 31, 2014 were $8.1 million, an increase of 69% compared to $4.8 million in the fourth quarter of 2013. The revenue increase in the quarter is primarily related to the higher selling price and volume of certain refrigerants, higher services revenue and, to a lesser extent, benefits from the Company’s November 2014 acquisition of Polar Technologies. Net loss for the quarter was $1.1 million or $0.03 per basic and diluted share, compared to a net loss of $1.5 million, or $0.06 per basic and diluted share, in the fourth quarter of 2013. During the fourth quarter of 2014, the Company recorded non-recurring expenses related to the acquisition of Polar Technologies and non-cash charges related to the issuance of employee stock options of $163,000 and $679,000, respectively.

Hudson reported revenues for the year ended December 31, 2014 of $55.8 million compared to $58.6 million in the comparable 2013 period. The decrease in revenues was primarily due to an average lower selling price for R-22 refrigerants in 2014 when compared to 2013, partially offset by increased volume of refrigerants sold for the year and increased service revenues when compared to 2013. Net loss for 2014 was $720,000 or $0.02 per basic and diluted share, compared to net loss of $5.8 million or $0.24 per basic and diluted share in 2013. The net loss in 2013 was a direct result of the third quarter 2013 lower-of-cost-or-market inventory adjustment of $14.7 million, which was related to an approximately 50% decline in R-22 pricing.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented,

“Our fourth quarter reflected strong revenue performance related primarily to increased R-22 pricing following the issuance of the EPA’s final rule in October 2014 establishing R-22 allowances for 2015 through 2019. The EPA’s final rule provided much needed certainty for our industry and adopted a more aggressive step down approach for the phase out of R-22, starting with a nearly 60% reduction in 2015 when compared to 2014 levels. Additionally, our top line benefitted from increased sales volume in the quarter and included two months of revenues attributable to our acquisition of the reclamation business of Polar Technologies. I am also quite pleased with how our services business performed for the quarter.

“We have consistently stated that the more aggressive phase out approach is the best method to achieve the orderly phase out of R-22 and to establish reclamation as the primary, and ultimately the sole source of R-22 refrigerant when production ends in 2020. As we approach the end of virgin R-22 production, the anticipated R-22 aftermarket supply gap will need to be filled by the reclamation industry. To better position ourselves to leverage this supply shift, during the fourth quarter we completed the acquisition of the reclamation business and assets of Polar Technologies, which we believe to be the fourth largest reclaimer in the industry, historically reclaiming approximately 8% or more of the total reclaim market. Polar’s solid customer base is comprised mainly of refrigerant wholesalers who serve HVAC contractors in the continental U.S. and Puerto Rico. The acquisition expands Hudson’s customer base and provides Hudson with local reach in California and Puerto Rico, markets where we have previously had limited exposure. As the leading reclaimer in the marketplace, this is a very exciting development for Hudson, and one that we believe represents a significant long term growth opportunity for our Company.”

Mr. Zugibe continued, “We are focused on continuing to meet the needs of our new and existing customers while developing new customer relationships. With our ability to reclaim R-22 and next generation refrigerants we believe we are well positioned to benefit as the EPA phases out these gases, creating market dynamics that we expect will drive organic growth and opportunities for additional strategic acquisitions.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the fourth quarter results today, March 4, 2015 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”. To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until April 4, 2015 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415. Callers should use conference ID: 13602613.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2013 and other subsequent filings with the Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three month period ended December 31,		Year ended December 31,
	2014	2013	2014	2013

Revenues	$8,055	$4,818	$55,810	$58,634
Cost of sales, excluding lower of cost or market adjustment	7,109	4,645	49,364	44,664
Lower of cost or market adjustment	0	0	0	14,700
Gross profit (loss)	946	173	6,446	(730)

Operating expenses:
Selling and marketing	829	635	2,723	3,032
General and administrative	2,099	1,756	4,708	4,723
Total operating expenses	2,928	2,391	7,431	7,755

Operating loss	(1,982)	(2,218)	(985)	(8,485)

Other income (expense):
Interest expense	(147)	(246)	(641)	(933)
Total other income (expense)	(147)	(246)	(641)	(933)

Loss before income taxes	(2,129)	(2,464)	(1,626)	(9,418)

Income tax benefit	(1,049)	(933)	(906)	(3,576)

Net loss	($1,080)	($1,531)	($720)	($5,842)

Net loss per common share – Basic	($0.03)	($0.06)	($0.02)	($0.24)
Net loss per common share – Diluted	($0.03)	($0.06)	($0.02)	($0.24)
Weighted average number of shares
outstanding – Basic	32,011,426	24,826,101	29,122,746	24,826,101
Weighted average number of shares
outstanding – Diluted	32,011,426	24,826,101	29,122,746	24,826,101

Hudson Technologies, Inc. and subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$935	$669
Trade accounts receivable - net	3,968	3,706
Income taxes receivable	0	2,709
Inventories Deferred tax asset	37,017 397	33,967 207
Prepaid expenses and other current assets	1,011	608
Total current assets	43,328	41,866

Property, plant and equipment, less accumulated depreciation	7,887	4,536
Other assets	102	546
Deferred tax asset	6,031	5,363
Goodwill	265	0
Intangible assets, less accumulated amortization	2,322	57
Total Assets	$59,935	$52,368

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$4,510	$3,955
Accrued payroll	384	289
Short-term debt and current maturities of long-term debt	6,320	15,367
Total current liabilities	11,214	19,611
Other liabilities	333	0
Long-term debt, less current maturities	4,389	4,671
Total Liabilities	15,936	24,282

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000:
Series A convertible preferred stock, $0.01 par value ($100
liquidation preference value); shares authorized 150,000; none issued or outstanding	0	0
Common stock, $0.01 par value; shares authorized 50,000,000;
issued and outstanding 32,312,276 and 25,070,386	323	251
Additional paid-in capital	61,505	44,944
Accumulated deficit	(17,829)	(17,109)
Total Stockholders' Equity	43,999	28,086

Total Liabilities and Stockholders' Equity	$59,935	$52,368